Exhibit 99.1

November 6, 2006

Dear Member:

The Northern Growers’ Board recently declared an $8.3 million distribution to its members. The distribution is issued to all members of record as of the last day of the previous quarter or September 30, 2006.  With this distribution original investors will be receiving a 65.87% return on their investment and a cumulative original investor will have received a 332.61% return.  Please note that the distribution checks are issued in the same name that the capital units were purchased with no exceptions to this rule.

You may be accustomed to having a bank or other lending agency included on your check.  Since 2003, the Northern Growers’ Board has issued joint payment checks based on the advice of legal counsel.  Since the last distribution was issued, however, several lending agencies have requested that we remove their names from the distribution checks.  We have complied with their request.

2006 represented a year that no one could have imagined.  As we progress through the remainder of 2006 and into 2007, we are faced with changing economic conditions.  The current Crop Production Supply and Demand Outlook in the corn market have turned the corn market higher.  Additionally, the continued expansion of the ethanol industry has resulted in a large increase in the volume of ethanol expected to enter the marketplace in 2007.  Going forward, a much more normal environment than the last 18 months is anticipated.

In thoughts about tax planning, we anticipate that your K-1 2006 tax documents will be sent to you mid-February.  Because of SEC guidelines, we are unable to give members an estimate of the 2006 K-1.  Please consult your tax preparer for making any 2006 tax estimates.

If you have any questions regarding any of this information, please do not hesitate to call me at 605-862-7902, or toll free at 866-204-3143.

Kari Morrill

Membership Coordinator

Northern Growers, LLC   c/o Northern Lights Ethanol  P.O. Box 356  Big Stone City, SD 57216